FIFTH AMENDMENT TO THE
MANAGED PORTFOLIO SERIES
CUSTODY AGREEMENT

THIS FIFTH AMENDMENT dated as of the 23rd day of May, 2012, to the Custody Agreement, dated as of April 6, 2011, as amended August 23, 2011, November 8, 2011 and February 16, 2012 (the "Agreement"), is entered into by and between Managed Portfolio Series, a Delaware statutory trust (the "Trust") and U.S. Bank National Association, a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add funds; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the exhibits and add the following series of Managed Portfolio Series:

Exhibit K, the Lawson Kroeker Balanced Fund, is hereby added and attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MANAGED PORTFOLIO SERIES	U.S. BANK, N.A.

By: /s/ James R. Arnold______________	By: /s/Michael R. McVoy______________

Name: James R. Arnold	Name: Michael R. McVoy

Title: President	Title: Senior Vice President

Lawson Kroeker

Exhibit K to the
Managed Portfolio Series Custody Agreement

Name of Series
Lawson Kroeker Balanced Fund

Multiple Series Trust DOMESTIC CUSTODY SERVICES FEE SCHEDULE at May, 2012

Annual Fee Based Upon Market Value Per Fund*
___ basis point on average daily market value
Minimum annual fee per fund - $___
Plus portfolio transaction fees

Portfolio Transaction Fees
$___/book entry DTC transaction/Federal Reserve transaction/principal paydown
$___/U.S. Bank repo agreement transaction
$___/short sale
$___/option/future contract written, exercised or expired
$___/mutual fund trade/Fed wire/margin variation Fed wire
$___/physical transaction
$___/segregated account per year

▪  A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
▪  No charge for the initial conversion free receipt.
▪  Overdrafts – charged to the account at prime interest rate plus ___.

Out-Of-Pocket Expenses
Including but not limited to expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, and extraordinary expenses based upon complexity.

*Subject to annual CPI increase, Milwaukee MSA.
Fees are billed monthly.

Advisor’s Signature below acknowledges approval of the domestic and global fee schedules on this Exhibit K.

Lawson Kroeker Investment Management Inc.

By: /s/ Thomas J. Sudyka, Jr.

Printed Name: Thomas J. Sudyka, Jr.

Title: President                                           Date: 6/25/2012

Lawson Kroeker

Exhibit K (continued) to the Separate Series of Managed Portfolio Series Custody Agreement
GLOBAL SUB-CUSTODIAL SERVICES ANNUAL FEE SCHEDULE at May, 2012
Country	Instrument	Safekeeping (BPS)	Transaction Fee	Country	Instrument	Safekeeping (BPS)	Transaction Fee
Argentina	All	___	___	Lebanon	All	___	___
Australia	All	___	___	Lithuania	All	___	___
Austria	All	___	___	Luxembourg	All	___	___
Bahrain	All	___	___	Malaysia	All	___	___
Bangladesh	All	___	___	Mali*	All	___	___
Belgium	All	___	___	Malta	All	___	___
Benin*	All	___	___	Mauritius	All	___	___
Bermuda	All	___	___	Mexico	All	___	___
Botswana	All	___	___	Morocco	All	___	___
Brazil	All	___	___	Namibia	All	___	___
Bulgaria	All	___	___	Netherlands	All	___	___
Burkina Faso*	All	___	___	New Zealand	All	___	___
Canada	All	___	___	Niger*	All	___	___
Cayman Islands*	All	___	___	Nigeria	All	___	___
Channel Islands*	All	___	___	Norway	All	___	___
Chile	All	___	___	Oman	All	___	___
China“A” Shares	All	___	___	Pakistan	All	___	___
China“B” Shares	All	___	___	Peru	All	___	___
Columbia	All	___	___	Philippines	All	___	___
Costa Rica	All	___	___	Poland	All	___	___
Croatia	All	___	___	Portugal	All	___	___
Cyprus*	All	___	___	Qatar	All	___	___
Czech Republic	All	___	___	Romania	All	___	___
Denmark	All	___	___	Russia	Equities/Bonds	___	___
Ecuador	All	___	___	Russia	MINFINs	___	___
Egypt	All	___	___	Senegal*	All	___	___
Estonia	All	___	___	Singapore	All	___	___
Euromarkets(3)	All	___	___	Slovak Republic	All	___	___
Finland	All	___	___	Slovenia	All	___	___
France	All	___	___	South Africa	All	___	___
Germany	All	___	___	South Korea	All	___	___
Ghana	All	___	___	Spain	All	___	___
Greece	All	___	___	Sri Lanka	All	___	___
Guinea Bissau*	All	___	___	Swaziland	All	___	___
Hong Kong	All	___	___	Sweden	All	___	___
Hungary	All	___	___	Switzerland	All	___	___
Iceland	All	___	___	Taiwan	All	___	___
India	All	___	___	Thailand	All	___	___
Indonesia	All	___	___	Togo*	All	___	___
Ireland	All	___	___	Trinidad & Tobago*	All	___	___
Israel	All	___	___	Tunisia	All	___	___
Italy	All	___	___	Turkey	All	___	___
Ivory Coast	All	___	___	UAE	All	___	___
Jamaica*	All	___	___	United Kingdom	All	___	___
Japan	All	___	___	Ukraine	All	___	___
Jordan	All	___	___	Uruguay	All	___	___
Kazakhstan	All	___	___	Venezuela	All	___	___
Kenya	All	___	___	Vietnam*	All	___	___
Latvia	Equities	___	___	Zambia	All	___	___
Latvia	Bonds	___	___

Lawson Kroeker

* Additional customer documentation and indemnification will be required prior to establishing accounts in these markets.
** Tiered by market value:<$5 billion: 1bp, >$5 billion and <$10 billion: .75 bps; >$10 billion: .50 bps.

Annual Base Fee - $___per account (fund) will apply.
▪
Euroclear – Eurobonds only.  Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge.  In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge (surcharge schedule available upon request).

▪	For all other markets specified above, surcharges may apply if a security is held outside of the local market.

Straight Through Processing – fees waived.

Cash Transactions:
▪	3rd Party Foreign Exchange – a Foreign Exchange transaction undertaken through a 3rd party will be charged $___.

Tax Reclamation Services:  Tax reclaims that have been outstanding for more than 6 (six) months with the client will be charged $___ per claim.

Out of Pocket Expenses
▪
Charges incurred by U.S. Bank, N.A.  for local taxes, stamp duties or other local duties and assessments, stock exchange fees, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.

▪
A surcharge may be added to certain out-of-pocket expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses.  Also, certain expenses are charged at a predetermined flat rate.

▪	SWIFT reporting and message fees.

Lawson Kroeker	4